Exhibit 99.1

INVESTOR RELATIONS

Contact:
Charles M. Fleischman
President
Digene Corporation
(301) 944-7000
http://www.digene.com/

FOR IMMEDIATE RELEASE

Investor Relations:
Julie Huang
Financial Dynamics
(212) 850-5628
Media:
Pam Rasmussen, Digene
(301) 944-7196
Sean Leous, Financial Dynamics
(212) 850-5755

DIGENE ANNOUNCES RECORD FOURTH QUARTER AND YEAR END RESULTS

- Quarterly U.S. HPV Revenues Increase to $17.3 Million, a 21% Sequential
Increase and a 46% Increase Over Fourth Quarter Fiscal 2003 -
- Fiscal 2004 Revenues up 43% to $90.2 Million, Worldwide HPV Revenues up 46% -
- First Profitable Full Year with Income Before Income Taxes of $7.2 Million –

GAITHERSBURG, MARYLAND, August 12, 2004 — Digene Corporation (NASDAQ: DIGE) today reported record financial results for the fourth quarter and year ended June 30, 2004.

For the fiscal 2004 fourth quarter, total revenue increased 36% to $25.9 million from $19.1 million in the comparable fiscal 2003 quarter. Worldwide human papillomavirus (HPV) test revenues grew 38% to $22.1 million from $16.0 million in last year’s comparable quarter. U.S. HPV test revenues increased 46% to $17.3 million from $11.8 million in the fourth quarter of fiscal 2003. Gross margin on product sales was 79% in the fiscal 2004 fourth quarter compared to 82% in the fiscal 2003 fourth quarter. Income before income taxes was $2.7 million in the fiscal 2004 fourth quarter compared to $0.4 million in the fiscal 2003 fourth quarter. Net income was $17.4 million, or $0.83 per diluted share, in the fiscal fourth quarter, versus $0.3 million, or $0.01 per share, in the comparable fiscal 2003 quarter. Net income for the fiscal 2004 fourth quarter included benefit from income taxes of $14.8 million (consisting of a deferred tax benefit of $14.9 million partially offset by other taxes), or $0.70 per diluted share, resulting from the reduction of our deferred tax asset valuation allowance.

Total revenue for fiscal 2004 increased 43% to $90.2 million from $63.1 million in fiscal 2003. Worldwide HPV test revenues grew 46% to $74.5 million from $51.0 million in fiscal 2003. U.S. HPV test revenues increased 45% to $57.8 million from $39.9 million in fiscal 2003. Gross margin on product sales rose to 81% in fiscal 2004 from 79% in fiscal 2003. Income before income taxes was $7.2 million in fiscal 2004 compared to a loss of $4.1 million in fiscal 2003. Net income was $21.5 million, or $1.04 per diluted share, compared to a net loss of $4.3 million, or $0.24 per share, for fiscal 2003. Net income for fiscal 2004 included benefit from income taxes of $14.3 million (consisting of a deferred tax benefit of $14.9 million partially offset by other taxes), or $0.69 per diluted share, resulting from the reduction of our deferred tax asset valuation allowance. Cash and short-term investments increased by 42% over the fiscal year to approximately $49 million.

The $14.9 million fiscal 2004 fourth quarter deferred income tax benefit resulted from the release of a portion of the deferred tax asset valuation allowance previously established as a result of the Company’s prior years’ net operating losses, consistent with generally accepted accounting principles. Substantially all of the remaining deferred tax asset valuation allowance, when released, will be reflected as a reclassification to stockholders’ equity and will not impact the consolidated statement of operations.

Evan Jones, Chairman and Chief Executive Officer of Digene Corporation, commented, “Fiscal 2004 was an extraordinary year for Digene, and we achieved our projected revenue, gross margin, pretax income and earnings per share. We are especially pleased to have completed, in fiscal 2004, the majority of our five-point commercialization plan for our DNAwithPap™ Test ahead of schedule. These activities contributed to the 46% growth in our worldwide annual HPV test revenues, and resulted in our first profitable year.”

Mr. Jones continued, “Sales of our DNAwithPap Test in the U.S. continue to gain momentum, and we experienced 21% sequential quarterly growth in U.S. HPV test revenues from the third quarter to the fourth quarter of fiscal 2004. With much of the initial commercialization activities completed, we believe we have the leverage we need to increase our HPV testing market penetration and deliver the top line growth we expect in fiscal 2005.”

Fiscal Year 2004 Highlights

The Company successfully launched its DNAwithPap Test resulting in 9% overall market penetration of the U.S. HPV testing market, which we estimate at 35 million annual tests, and achieved record revenues in international markets. This success was largely due to:

•	Practice Guidelines:

During fiscal 2004, cervical cancer screening guidelines incorporating adjunctive screening with an FDA-approved high-risk HPV test were issued by the American College of Obstetricians and Gynecologists, the American Cancer Society, the Association of Reproductive Health Professionals, and the International Agency for Research on Cancer which is part of the World Health Organization. The inclusion of Digene’s DNAwithPap Test, the only FDA approved test for HPV, into such guidelines helps influence physician practices and aids Digene’s commercialization efforts.

In addition, studies supporting the use of Digene’s DNA with Pap Test were published in peer-reviewed publications, including Obstetrics & Gynecology (February 2004 and April 2004), The Lancet (December 2003), Archives of Pathology and Laboratory Medicine (July 2003), Cancer Causes and Control (July 2003), and American Journal of Obstetrics and Gynecology (July 2003).

•	Reimbursement:

Health insurance companies and third party payors in the United States representing over 175 million covered lives set reimbursement guidelines for adjunctive HPV screening. A year ago, Digene indicated expectations of achieving reimbursement coverage during fiscal 2004 for 50 million covered lives. During the fiscal year payment coverage decisions were issued by some of the nation’s largest payors, including UnitedHealthcare, Cigna, Aetna, Anthem, and Kaiser Permanente Northern California.

•	Laboratories:

Digene established partnerships with reference labs to reach and educate physicians on the benefits of cervical cancer screening with our DNAwithPap Test. During fiscal 2004, Digene signed supply agreements with Quest Diagnostics and Laboratory Corporation of America® Holdings (LabCorp®), two of the largest reference laboratories in the U.S. In total more than 300 labs in the U.S. offer Digene’s HPV test.

•	Physician Adoption and Education:

During fiscal 2004, Kaiser Permanente Northern California and Women’s Health Connecticut, the nation’s largest physician group dedicated to women’s health, standardized cervical cancer screening of women age 30 and older on the DNAwithPap Test. These organizations are leaders in helping to establish the standard of care in the United States. In addition, Digene launched its direct physician education program during the fiscal year.

•	Important Regulatory Milestones:

In May 2004, the U.S. Food and Drug Administration (FDA) approved Digene’s Rapid Capture® System for high-throughput testing with our hc2 High-Risk HPV DNA Test™. The system is also cleared for high-throughput testing with our hc2 Chlamydia and Gonorrhea Tests.

Digene received CE mark in the European Union under the In Vitro Diagnostics Directive for its hc2 women’s health tests, including tests for HPV, chlamydia, gonorrhea, and combined chlamydia and gonorrhea testing before the required compliance deadline in December 2003.

•	Continued Progress in International Markets:

Digene advanced its European operations by establishing additional subsidiary operating companies in Spain, Italy and Switzerland. Total revenue from Digene’s European operations grew to $16 million in fiscal 2004, up 42% from fiscal 2003.

The French Ministry of Health approved reimbursement of testing for high-risk types of HPV in the follow-up evaluation of women with borderline Pap test results.

Digene announced a collaboration with the Program for Appropriate Technology in Health (PATH) to work to develop a cervical cancer screening test customized to the unique needs of developing countries.

Digene Outlook

The following forward-looking information is being provided as a convenience to investors. The projections are based upon numerous assumptions, which Digene believes to be reasonable but many of which Digene cannot control. Consequently, actual results may differ materially from the guidance and objectives described below. Further, the guidance and objectives provided below assume the continued growth and success of Digene’s existing business, including sales of its HPV Tests. Please refer to the disclosure notice below.

For the fiscal 2005 first quarter ending September 30, 2004, the Company expects total revenues to be between $26 million and $28 million with gross margin of approximately 80%. Fiscal 2005 first quarter income before income taxes is expected to be between $1.5 million and $2.5 million. Based on an estimated tax rate of 40% and an estimated 22 million diluted weighted average shares outstanding, fiscal 2005 first quarter net income is expected to be between $0.9 million and $1.5 million, or $0.04 and $0.07 per diluted share, respectively.

For the fiscal year ending June 30, 2005, Digene expects total revenues to be between $125 million and $130 million with gross margin of approximately 80%. Income before income taxes for the fiscal year ending June 30, 2005 is projected to be at least $15 million. Based on an estimated tax rate of 40% and an estimated 22.5 million diluted weighted average shares outstanding, fiscal 2005 net income is expected to be at least $9.0 million, or $0.40 per diluted share. Digene expects fiscal 2005 HPV test revenue to increase by approximately 45%, both in the U.S. and worldwide.

Total operating expenses for fiscal 2005 are projected to be between $85 million and $90 million, consisting of Research and Development spending representing between $15 million and $18 million, General and Administrative expenses between $22 million and $25 million, and Sales and Marketing expenses between $45 million and $50 million.

We do not anticipate material income tax payments for fiscal 2005 due to the large net operating loss carryforward in the United States.

Digene management will host a conference call to discuss results for the fiscal 2004 fourth quarter and full fiscal year on August 12, 2004 at 10:30 am (Eastern). The call will be broadcast live over the Internet and can be accessed at Digene’s website, www.digene.com. In addition, a telephonic replay of the call will be available through September 1, 2004; and may be accessed by dialing (800) 642-1687 or (706) 645-9291, conference ID 9085199.

Digene®, Hybrid Capture® and Rapid Capture® are registered trademarks and DNAwithPap™ and hc2 High-Risk HPV DNA Test™ are trademarks of Digene Corporation.

About Digene

Digene Corporation (Nasdaq: DIGE), based in Gaithersburg, MD, develops, manufactures and markets proprietary DNA and RNA testing systems for the screening, monitoring and diagnosis of human diseases – with a focus on women’s cancers and infectious diseases. The Company’s hc2 High-Risk HPV DNA Test is the only test for human papillomavirus approved by the FDA. It is approved by the agency for use in conjunction with the Pap test as a primary screen for cervical cancer and its precursors in women aged 30 and older, and as a follow-up to an abnormal Pap test result. For more information, visit www.thehpvtest.com. Digene’s product portfolio also includes DNA tests for the detection of other sexually transmitted infections, including chlamydia and gonorrhea, as well as tests for blood viruses. Visit the company’s Web site, www.digene.com. For more information, investors should contact Charles Fleischman at 301-944-7000; journalists should contact Pam Rasmussen at 301-944-7196.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not guarantees of the future as there are a number of meaningful factors that could cause the Company’s actual results to vary materially from those indicated by such forward-looking statements. Meaningful factors, which could cause actual results to differ from expectations include, but are not limited to, the degree of acceptance of HPV testing by physicians, the extent of reimbursement for the HPV Test by third party payors, uncertainty of the company’s future profitability, its ability to scale up manufacturing operations to meet any increased demand, the uncertainty regarding patents and proprietary rights, the success of the Company’s marketing efforts, competition, risks inherent in international transactions, and the inability to obtain requisite additional financing, as well as other factors discussed in the Company’s Securities and Exchange Commission filings. For other factors, reference is made to the discussion in the Company’s annual and quarterly reports filed with the Securities and Exchange Commission.

-TABLES FOLLOW-

DIGENE CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except net income (loss) per share and shares)

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2004	2003	2004	2003
Revenues:
Product sales	$25,413	$18,935	$88,815	$62,440
Other	450	119	1,346	662

Total revenues	25,863	19,054	90,161	63,102
Costs and expenses:
Cost of product sales	5,269	3,384	16,717	13,383
Research and development	2,697	3,614	10,744	10,262
Selling and marketing	9,769	7,766	36,623	27,913
General and administrative	5,514	4,300	19,298	16,642

Income (loss) from operations	2,614	(10)	6,779	(5,098)
Other income (expense):
Interest income	150	115	459	593
Interest expense	(32)	(71)	(184)	(273)
Other income (expense)	(42)	371	163	678

Income (loss) before income taxes	2,690	405	7,217	(4,100)
Provision for (benefit from) income taxes	(14,758)	145	(14,325)	224

Net income (loss)	$17,448	$260	$21,542	$(4,324)

Basic net income (loss) per share	$0.88	$0.01	$1.13	$(0.24)

Diluted net income (loss) per share	$0.83	$0.01	$1.04	$(0.24)

Weighted average shares outstanding
Basic	19,808,482	18,193,585	19,144,021	18,135,689

Diluted	21,026,532	19,662,517	20,806,078	18,135,689

DIGENE CORPORATION
SELECTED CONSOLIDATED BALANCE SHEET DATA
(in thousands)

	June 30,	June 30,
	2004	2003
ASSETS
Current assets:
Cash and cash equivalents	$4,079	$7,883
Short-term investments	44,654	26,409
Total current assets	76,780	53,900
Total assets	103,391	63,375
LIABILITIES AND STOCKHOLDERS’ EQUITY
Total current liabilities	$16,042	$17,780
Long-term liabilities	1,165	2,589
Total stockholders’ equity	86,184	43,006

Total liabilities and stockholders’ equity	$103,391	$63,375